Exhibit 10.36

Execution Version

ASSIGNMENT AND ASSUMPTION OF GUARANTY AND RELEASE

THIS ASSIGNMENT AND ASSUMPTION OF GUARANTY AND RELEASE (this “Assignment”) is entered into as of December 30, 2016 (the “Effective Date”), by and among Energy XXI Ltd, an exempted company formed under the laws of Bermuda (“Assignor”), Energy XXI Gulf Coast, Inc., a Delaware corporation (“Assignee”), and Grand Isle Corridor, LP, a Delaware limited partnership (“Landlord”). Assignor, Assignee and Landlord are each, individually, a “Party,” and are, together, the “Parties.” Unless as specifically modified, all capitalized terms used but not otherwise defined herein, shall have the same meaning as set forth in the Guaranty.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Guaranty made by Assignor to Landlord, dated June 30, 2015 (the “Guaranty”), Assignor is guarantor of the obligations of Energy XXI GIGS Services, LLC, a Delaware limited liability company (“Tenant”), under that certain Lease, dated June 30, 2015, by and between Landlord and Tenant (the “Lease”), pursuant to which, among other things, Tenant leases certain lands and facilities, including an oil pipeline system part of the Grand Isle Gathering System, purchased by Landlord from Energy XXI USA, Inc., a Delaware corporation;

WHEREAS, on April 14, 2016, Assignor and certain other subsidiaries of Assignor excluding Tenant (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of Title 11 (“Chapter 11”) of the United States Code under the caption In re Energy XXI Ltd, et al., Case No. 16-31928 (the “Chapter 11 Cases”);

WHEREAS, on December 13, 2016, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization (as amended and supplemented, the “Plan”);

WHEREAS, pursuant to the Plan and Conformation Order, on the effective date of the Plan, Assignee will emerge from the Chapter 11 Cases as the reorganized parent of the reorganized Debtors;

WHEREAS, upon emergence from the Chapter 11, Assignor will proceed with wind up and liquidation proceedings in Bermuda;

WHEREAS, as a result of the internal restructuring as set forth in the Plan and the Confirmation Order, Assignor desires to assign to Assignee all of Assignor’s rights and obligations, and Assignee desires to assume from Assignor all of Assignor’s rights and obligations, under the Guaranty.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties hereby agree as follows:

Agreement

1.       Assignment. As of the Effective Date and for the remainder of the term of the Lease, as may be extended, Assignor transfers, conveys and assigns to Assignee all of Assignor’s rights and obligations under the Guaranty, subject to the terms and conditions of this Assignment and the Guaranty.

2.       Assumption. Assignee, for itself and its successors and legal representatives, hereby accepts this Assignment and expressly assumes in full all obligations of Assignor under the Guaranty, and agrees to (a) keep, perform and observe the performance of all of the terms, covenants and conditions of Assignor as guarantor under the Guaranty, (b) be fully bound by all of the terms, covenants, agreements, provisions, conditions, obligations and liability of guarantor thereunder, and (c) satisfy all obligations of Assignor that have arisen prior to the Effective  Date or are hereafter due under the Guaranty.

3.       Acknowledgement. Assignee hereby acknowledges (a) that nothing stated herein shall limit, modify or reduce the obligations of the guarantor of the Lease as set forth in the Guaranty, which shall continue in full force and affect and (b) the full liability of Assignee as guarantor with respect to the Lease, as assigned by this Assignment.

4.       Entire Understanding; Guaranty. This Assignment, together with the Guaranty, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. In the event of a conflict or inconsistencies between the terms and conditions of this Assignment and the Guaranty, the terms and conditions of the Guaranty shall control.

5.       Release. Landlord hereby consents to this Assignment pursuant to Section 10 of the Guaranty. The Parties, including by its signature below, Landlord, acknowledge and agree that, as of the Effective Date, Assignor shall be released and discharged from all obligations, liabilities, damages and claims that Landlord has had, now has or hereafter may have, relating to, arising out of, or under the Guaranty, and that as of the Effective Date, Assignee is liable for all obligations, liabilities, damages and claims that Landlord has had, now has or hereafter may have relating to, arising out of, or under the Guaranty.

6.       Amendment and Waiver. This Assignment may be altered, amended, or waived only by a written agreement executed by the Parties. No waiver of any provision of this Assignment shall be deemed or shall constitute a waiver of any other provision of this Assignment (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.       Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective successors, transferees and assigns.

8.       No Third Party Rights. The provisions of this Assignment are intended to bind the Parties and their successors and permitted assigns as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third-party beneficiary of any of the provisions of this Assignment.

9.       Governing Law. THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF LOUISIANA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

10.       Further Assurances. From time to time, as and when requested by any Party, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

11.       Counterparts. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Assignment are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Assignment, but each counterpart shall be considered an original.

[Signature page follows.]

IN WITNESS WHEREOF, this Assignment has been executed and delivered as of the date and year first written above.

ASSIGNOR:

Energy XXI Ltd,
a Bermuda company

By:	/s/ John D. Schiller, Jr.
Name:	John D. Schiller, Jr.
Title:	Chairman, President, CEO

ASSIGNEE:

Energy XXI Gulf Coast, Inc.,
a Delaware corporation

By:	/s/ Hugh A. Menown
Name:	Hugh A. Menown
Title:	Executive Vice President, Chief Accounting Officer

[Signature Page to Assignment and Assumption of Guaranty and Release]

LANDLORD:

Grand Isle Corridor, L.P.,
a Delaware limited partnership

By:	Grand Isle GP, Inc., a Delaware corporation, its sole general partner

By:	/s/ Rebecca M. Sandring
Name:	Rebecca M. Sandring
Title:	Secretary and Treasurer

[Signature Page to Assignment and Assumption of Guaranty and Release]